Exhibit 99.1

Communications Systems Announces Improved

First Quarter 2005 Revenues and Operating Results.

Hector, MN — May 2,2005— Communications Systems, Inc. (AMEX: JCS) today reported net income of $895,000 or $0.10 per diluted share for the first quarter ended March 31, 2005 compared to net income of $724,000 or $0.09 per diluted share for the first quarter of 2004. First quarter 2005 revenues increased by 11% to $28,110,000 compared to revenues of $25,249,000 in the first quarter of 2004.

The company’s Hector, MN based business unit, which manufactures and distributes telecommunications connection products and filtering devices for voice, data and video applications again reported increased revenues and profits in the first quarter of 2005.  First quarter 2005 revenues totaled $11,978,000 compared to $9,310,000 in the first quarter of 2004.  Operating income in the first quarter of 2005 was $1,907,000 compared to $890,000 in the first quarter of 2004.

Media conversion and network switch segment revenues for first quarter 2005 declined to $11,203,000 compared to $12,227,000 in 2004.  Operating income for the first quarter of 2005 for this business segment was $104,000 compared to $1,015,000 in 2004.  The Company’s Transition Networks business unit (media conversion products) achieved improved revenues of $9,404,000 and operating income of $731,000 in the first quarter of 2005 compared to revenues of $9,364,000 and operating income of $693,000 in the same period last year.  The MiLAN Technology business unit revenues declined to $1,799,000 and an operating loss of $627,000 in the first quarter of 2005 compared to $2,863,000 and operating income of $322,000 in the same period in 2004.

The company’s United Kingdom based business unit reported revenues in the first three months of 2005 of $1,352,000 compared to $2,742,000 in the same period of 2004.  This segment also posted an operating loss of $77,000 in the first quarter of 2005 compared to an operating profit of $18,000 in 2004.

The company’s education consulting segment reported increased revenues and operating income in the first quarter of 2005.  First quarter 2005 revenues were $2,202,000 compared to $970,000 in the first quarter of 2004.  This segment reported operating income in the first quarter of 2005 of $135,000 compared to an operating loss of $351,000 in the first quarter of 2004.

The company’s medical imaging products business unit (acquired March 2004) contributed revenues in the first quarter of 2005 of $1,376,000 but reported an operating loss of $175,000.

Jeffrey K. Berg, President and Chief Operating Officer, commented: “While we were close to achieving our first quarter plan of $0.11 per diluted share, operating results were negatively affected by channel customers in the media conversion and network switch segment reducing their inventory. We are encouraged by the 11% improvement in revenues and the 19% improvement in gross margin in the first quarter of 2005 compared to 2004.  Historically, the first quarter of the year is our slowest quarter.”

Curtis A. Sampson Chairman and Chief Executive Officer said: “We are very pleased by the continued revenue and profit growth from our Minnesota based Suttle operation.  Our financial position continues to be very strong with total cash and cash equivalents increasing by $1,375,000 to over $27,217,000 at March 31, 2005 compared to $25,842,000 at December 31, 2004.  CSI’s current ratio is over 6 to 1 and the Company has no debt.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.

CSI CONSOLIDATED SUMMARY OF EARNINGS

	Three Months Ended March 31
	2005	2004

Sales	$28,110,474	$25,249,164
Gross Margin	9,410,198	7,936,793
Operating Income	1,329,300	1,120,912
Income Before Income Taxes	1,419,679	1,154,417
Income Taxes	525,000	430,000
Net Income	894,679	724,417
Basic Net Income Per Share	$.11	$.09
Diluted Net Income Per Share	$.10	$.09

Average Shares Outstanding:
Average Common Shares Outstanding	8,519,344	8,219,410
Dilutive Effect of Stock Options Outstanding	199,926	52,593
	8,719,270	8,272,003